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                                                                  Exhibit 21.1

               LIST OF SUBSIDIARIES OF DUNN COMPUTER CORPORATION,
                             A DELAWARE CORPORATION

1.   Dunn Computer Corporation, a Virginia Corporation.

2.   STMS, Inc., a Virginia Corporation.

3.   STMS Acquisitions, Corporation, a Delaware Corporation.